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                                                                   EXHIBIT 10.38

                            TIME BROKERAGE AGREEMENT


         THIS AGREEMENT, is made as of this 25th day of October, 1999, by and between SPANISH BROADCASTING SYSTEM OF FLORIDA, INC., a Florida corporation ("Licensee"), and RAUL ALARCON, SR.
("Broker").

         WHEREAS, Licensee is authorized to operate Radio Stations WZMQ(FM), Key Largo, Florida, and WVMQ(FM), Key West, Florida (collectively, "Stations"), pursuant to licenses issued by the Federal Communications Commission ("FCC"); and

         WHEREAS, the parties hereto have carefully considered the FCC's time brokerage policies and intend that this Agreement in all respects comply with such policies; and

         WHEREAS, the Key West and Key Largo, Florida area radio and advertising markets are highly competitive and will remain so, unaffected by the transactions contemplated hereunder; and

         WHEREAS, Licensee desires to enter into this Agreement to provide a regular source of diverse programming for the Stations; and

         WHEREAS, Broker desires to provide an over-the-air program service to the Key West and Key Largo, Florida area using the facilities of the Stations; and
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         WHEREAS, Licensee agrees to provide time exclusively to Broker on terms and conditions that conform to policies of the Stations and the FCC for time brokerage arrangements and that are as set forth herein;

         WHEREAS, Broker agrees to utilize the facilities of the Stations solely to select and broadcast programming that conforms with the policies of Licensee and with all rules, regulations, and policies of the FCC, and as set forth herein; and

         WHEREAS, Licensee and Broker have filed with the FCC an application seeking an assignment of the licenses, permits and authorizations for Stations from Licensee to Broker.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth herein, Licensee and Broker, intending to be bound legally, hereby agree as follows:

         1. FACILITIES. Licensee agrees to cause to be broadcast, Broker's programs which will originate from Broker's own studios, subject at all times to Licensee's right to reject any programming as specified in this Agreement, including but not limited to Section 9 below. The Broker's program service is described in Exhibit A hereto and made a part hereof.


         2. TERM. The term of this Agreement shall be for the period commencing November 2, 1999 and ending upon consummation of the sale of the Stations to Broker, or five (5)


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days following the FCC order refusing to approve the sale of Stations to Broker.

         3. PROGRAMS. Broker shall furnish or cause to be furnished programs to be broadcast on the Stations which shall be in good taste and in accordance with the rules, regulations and policies of the Federal Communications Commission ("Commission" and/or "FCC") and the Communications Act of 1934, as amended ("Act"), as well as the programming policies of the Licensee. The Broker shall make available to Licensee its programming during a sufficient number of hours to enable the Stations to meet the minimum hours of operation required under the FCC's Rules. All advertising messages and promotional material or announcements to be furnished by Broker shall comply with all applicable federal, state and local laws, regulations and policies, and shall be subject to the review and approval of the Licensee.

         4. STATIONS FACILITIES.

                  A. OPERATION OF STATIONS. The Stations operate and will continue to operate throughout the term of this Agreement in accordance with the authorizations issued to it by the FCC. Throughout the term of this Agreement, Licensee shall make the Stations available to the Broker for program transmission for One Hundred Sixty-Seven (167) hours per week, Sunday through Saturday, except for downtime occasioned by routine maintenance

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and a one-hour time period between 6:00 A.M. and 7:00 A.M. Sunday mornings to be broadcast with programming to be supplied by the Licensee at its option.
Licensee shall provide at least 48-hours prior notice to Broker of any routine or non-emergency maintenance work affecting the operation of the Stations.

                  B. INTERRUPTION OF NORMAL OPERATIONS. If the Stations suffer any loss or damage of any nature to its transmission or studio facilities which results in the interruption of service or the inability of the Stations to operate with their maximum authorized facilities, Licensee shall immediately notify Broker and Licensee shall undertake such repairs as are necessary to restore full-time operation of the Stations with their maximum authorized facilities as expeditiously as possible following the occurrence of any such loss or damage. If Broker or any of its agents or employees causes any damage to any of the Stations' Facilities, Broker shall promptly reimburse Licensee for any such damages.

                  C. STUDIO LOCATION. Licensee shall maintain a main studio within the Stations' principal community of licensee and shall staff the Stations consistent with the FCC's Rules and policies, including maintaining a general manager who will, among other things, review and approve the programming of Broker.

         5. PUBLIC FILE. Licensee is required to comply with Commission Rules and policies, including those regarding the

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maintenance of the Stations' local public inspection file (which shall at all times remain the responsibility of the Licensee). Licensee shall also be required to receive or handle mail, faxes, cables, telegraph messages or telephone calls in connection with programs submitted by Broker and broadcast by the Stations.

         6. PROGRAMMING AND THE PUBLIC INTEREST. The programming provided by Broker shall consist of such public affairs programming, public service announcements, music, news, weather reports, sports, promotional material, commercial and advertising, as are deemed appropriate by Broker. Licensee shall have the full and unrestricted right to delete and not broadcast any material contained in any part of the brokered programming provided by Broker which it regards as being unsuitable for broadcast or the broadcast of which it believes would be contrary to the public interest. Licensee shall have the unrestricted right not to broadcast programming as specified in Section 10 of this Agreement.

         7. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Broker shall be responsible for the salaries, commissions, taxes, insurance and all other related costs for all personnel involved in the production and sale of the programming and commercial messages submitted to and broadcast by the Stations, including, but not limited to, air personalities, salespersons, traffic personnel, etc. Broker shall be responsible for delivering the

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programming and/or the broadcast signal to Licensee's Stations. Licensee shall be responsible for paying all direct operating costs of the Stations as follows:

         a. Lease payments for use of the Stations' transmitter and antenna sites;

         b. Utility bills for utility services at both the main studio location and the transmitter site of the Stations;

         c. Maintenance of the transmitting facilities of the Stations and of all equipment required by the FCC for the operation of the Stations in compliance with the rules and policies of the FCC;

         d. Salaries, payroll taxes, insurance and related costs of the minimum number and type of personnel required by the policies and rules of the FCC to be employed by Licensee for the Stations which shall consist of no more than a general manager and an office worker;

         e. Music performance rights license fees payable by Licensee to ASCAP, BMI and SESAC;

         f.       Costs of equipment repair and supplies; and

         g. Costs of engineering or technical personnel necessary to assure compliance with FCC rules and policies and maintenance and repair of the Stations' technical facilities.

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Broker shall be fully responsible for the supervision and direction of its employees, and Licensee shall be directly responsible for the supervision and direction of its employees, with the understanding that Broker's employees are subject to the supervision and direction of the Licensee consistent with this Agreement. Broker shall be solely responsible for payment of any and all copyright license fees attributable to its programming broadcast on the Stations pursuant to this Agreement, to the extent that the programming of the Broker to be broadcast on the Stations requires any copyright licenses other than those to be secured by Licensee under Licensee's music performance rights license agreements with ASCAP, BMI and SESAC. Licensee agrees to maintain performance rights licenses issued by ASCAP, BMI and SESAC as now are or hereinafter may be in general use by radio broadcasting Stations. In the event that ASCAP, BMI or SESAC demands that Broker obtain its own separate performance rights license with such performance rights society(ies), Broker shall promptly enter into such agreements and pay the required license fees to each of such performance rights societies. Broker shall also pay any and all other copyright license fees attributable to its programming to be broadcast on the Stations.

         8. ADVERTISING AND PROGRAMMING REVENUES. Broker shall retain all revenues from the sale of advertising time on the programs it delivers to the Stations.

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         9. STATIONS' PROGRAMMING. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Stations during the period of this Agreement. Licensee shall retain control over the policies, programming and operations of the Stations, including, without limitation, the right to reject any programming or advertisements it believes unsuitable, contrary to the public interest, or contrary to the FCC's rules, the right to preempt any programs in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, the right to preempt any program in the event of a local, state or national emergency, and the right to take any other actions necessary for compliance with federal, state and local laws, the Communications Act of 1934, as amended (the "Communications Act") and the Rules, regulations and policies of the Commission (including the prohibition on unauthorized transfers of control) and the rules, regulations and policies of other federal government entities, including the Federal Trade Commission and the Department of Justice. Licensee shall at all times be solely responsible for meeting all of the Commission's requirements with respect to public service programming, for ascertaining the needs and interests of its licensee community ("local needs and interests"), maintaining the political and public inspection files and the Stations logs, and for the preparation of the Stations' quarterly issues/programs

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lists. Broker shall, upon request by Licensee, provide Licensee with information with respect to Broker's programs responsive to the local needs and interests so as to assist Licensee in the preparation of required programming reports and will provide upon request such other information necessary to enable Licensee to prepare other records and reports required by the Commission or other local, state or federal government entities.

         10. STATIONS' IDENTIFICATION. Licensee will be responsible for the proper broadcast of FCC-required Stations' identification announcements; however, Broker shall cooperate with Licensee to ensure that all required Stations identification announcements are broadcast with respect to the Stations in full compliance with FCC rules and policies.

         11. SPECIAL EVENTS. Licensee reserves the right, in its discretion, to preempt any of the broadcasts of the programs referred to herein for broadcast of special programs of importance. This right of preemption is in addition to the preemption rights specified in Section 9. In all such cases of preemption under this section, Licensee will use its best efforts to give Broker reasonable notice of its intention to preempt Broker's programs, and, in the event of any preemption by Licensee for any reason, Broker shall receive relief from reimbursement of costs equal to the fair market value of the broadcast time preempted by Licensee's use.

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         12. POLITICAL ADVERTISING. Broker shall cooperate with Licensee as
Licensee complies with the political broadcasting requirements of the Communications Act and the FCC's rules and policies thereunder. Broker shall supply such information promptly to Licensee as may be necessary to comply with the political time record keeping and lowest unit charge requirements of Section 315 of the Communications Act. To the extent that Licensee believes necessary, in Licensee's sole discretion, Broker shall release advertising availabilities to Licensee to permit it to comply with its reasonable access provisions of
Section 312(a)(7) of the Communications Act and the equal opportunities provision of Section 315 of the Communications Act, and the rules and policies of the FCC thereunder; provided, however, that revenues realized by Licensee as a result of such a release of advertising time shall promptly be remitted to Broker.

         13. LICENSEE'S RESPONSIBILITY FOR COMPLIANCE WITH FCC TECHNICAL RULES. Licensee shall be responsible for maintaining the transmission facilities of the Stations. Licensee shall be responsible for ensuring compliance by the Stations with the technical operating and reporting requirements established by the FCC. Licensee shall be responsible for ensuring that qualified control operators monitor and control the Stations' transmissions at all times, in full conformity with FCC requirements.

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         14. FORCE MAJEURE. Any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement and Licensee will not be liable to Broker. In the event that the Stations remain off the air for a period of twelve (12) consecutive days due to causes beyond the control of Licensee, Broker shall have the right, upon five (5) days prior written notice to Licensee, to terminate this Agreement, provided that Broker is not in Default hereunder.

         15. RIGHT TO USE THE PROGRAMS. The right to use the programs to be furnished hereunder by Broker and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in Broker, subject, however, to the rights of others (including, without limitation, copyright rights, trademark and service mark rights and other intellectual property rights) in and to the programs. In the event that: (a) Broker develops trade secrets in connection with the programming which it is to furnish to Licensee under this Agreement, and (b) Broker discloses such trade secrets to Licensee pursuant to this Agreement, and (c) such trade secrets are not otherwise available in the public domain or known publicly, Licensee agrees to maintain the confidentiality of such trade secrets and not to

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disclose such trade secrets without the consent of Broker, which consent shall not be unreasonably withheld.

         16. PAYOLA. Broker agrees that neither it nor any of its employees will accept any consideration, compensation or gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, in consideration for the broadcast of any matter on the Stations unless the payer is identified, in the broadcast for which Consideration was provided, as having paid for or furnished such Consideration, in accordance with Sections 508 and 317 of the Communications Act and FCC rules and policies.

         17. COMPLIANCE WITH LAW. Broker agrees that, throughout the term of this Agreement, Broker will comply with all laws, rules, regulations and policies applicable to the conduct of Licensee's business and Broker acknowledges that Licensee has not urged, counseled or advised the use of any unfair business practice.

         18. INDEMNIFICATION WARRANTY.

                  A. Broker will indemnify and hold Licensee harmless against all liability for libel, slander, unfair competition or trade practices, infringement of trade marks, service marks,

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trade names or program titles, violation of rights of privacy and infringement of copyrights and other proprietary rights resulting from or caused by the actions of Broker, or the failure of the Broker to act when obligated to do so, and from and against any and all other claims, damages and causes of action resulting from the broadcast of programming furnished by Broker, or any liability resulting from the broadcast of Broker's programming. Further, Broker warrants that the broadcasting of its programs will not violate any applicable laws or any rights of others, and Broker agrees to hold Licensee, the Stations and their employees, harmless from any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from the broadcast of such programs. Broker's obligation to hold Licensee harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

                  B. Licensee will indemnify and hold Broker harmless against all liability for libel, slander, unfair competition or trade practices, infringement of trademarks, service marks, trade names or program titles, violation of rights of privacy and infringement of copyrights and to the proprietary rights resulting from or caused by the actions or inactions of Licensee, and from and against any and all other claims, damages and causes of action resulting from the broadcast on the Stations of the

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programming furnished by Licensee. Licensee agrees to hold Broker and its employees harmless from any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, accruing to Broker and arising from the broadcast on the Stations of the programs to be furnished to the Stations by Licensee. Licensee's obligation to hold Broker harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

         19. EVENTS OF DEFAULT; CURE PERIODS AND REMEDIES. The following shall, after the expiration of the applicable cure periods, constitute Events of Default;

                  A. DEFAULT IN COVENANTS OR ADVERSE LEGAL ACTION. The default by either party hereto in the material observance or performance of any material covenant, condition or agreement contained herein.

                  B. BREACH OF REPRESENTATION. If any material representation or warranty herein made by either party hereto, or in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

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         20. TERMINATION UPON ORDER OF GOVERNMENTAL AUTHORITY.  In the event that a federal, state or local government authority designates a hearing with respect to the continuation or renewal of any license or authorization held by Licensee for the operation of the Stations or orders the termination of this Agreement and/or the curtailment in any manner material to the relationship between the parties hereto of the provision of programming by Broker hereunder, Broker, at its option, may: (a) seek administrative or judicial relief from such order(s) (in which event Licensee shall cooperate with Broker, providing that Broker shall be responsible for legal fees and costs incurred in such proceedings); or (b) notify Licensee that it will terminate this Agreement upon ten (10) days' prior written notice to Licensee. If the Commission designates the license renewal application of the Stations for a hearing as a consequence of this Agreement or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to the Licensee for the operation of the Stations, and Licensee elects to contest the action, then Licensee shall be responsible for its expenses incurred as a consequence of the Commission proceeding; provided, however, that Broker shall at its own expense cooperate and comply with any reasonable request of Licensee to assemble and provide to the Commission information relating to Broker's performance under this Agreement. In the

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event of termination upon any government order(s), Licensee shall cooperate reasonably with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding, in which event Licensee shall receive no compensation for the carriage of such programming and shall pay to Broker monies received which otherwise would have been paid to Broker hereunder. In the event of termination of this Agreement upon any government order(s), Broker should be entitled to pursue collection of its own accounts receivable accrued from any advertiser which has contracted directly with broker for the purchase of advertising time on the Stations.

         21. REPRESENTATIONS AND WARRANTIES.

                  A. MUTUAL REPRESENTATIONS AND WARRANTIES. Both Licensee and Broker represent that they are legally qualified, empowered and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

                  B. LICENSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Licensee makes the following further representations, warranties and covenants:

                           1. AUTHORIZATIONS.  Licensee owns and holds all
licenses and other permits and authorizations necessary for the

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operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the Commission), and such licenses, permits and authorizations will be in full force and effect for the entire term hereof, unimpaired by any acts or omissions of Licensee, its principals, employees or agents.

                  C. MAIN STUDIO. Licensee shall maintain a main studio, as that term is defined by the rules and regulations of the FCC, within the principal community contour of the Stations as required by the rules and regulations of the FCC. Licensee shall maintain an appropriate public inspection file at a publicly accessible locations within Key West and Key Largo, Florida, and shall, from time to time, place such documents in that file as may be required by present or future FCC rules and regulations.

                  D. FINDERS. No broker, finder, or the like has been involved with Licensee in any manner in the negotiations leading up to the execution of this Agreement.

         22. SALE OF STATIONS TO BROKER. Contemporaneously herewith, Broker and Licensee have contracted for the sale to Broker of Licensee's assets used in connection with the operation of the Stations, and assignment of the FCC licenses of the Stations to Broker, pursuant to the Asset Purchase Agreement.

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         23. NOTICES. All necessary notices, demands and requests permitted or required under this Agreement shall be in writing and shall be deemed given four
(4) days after being mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Licensee:   Spanish Broadcasting System
                           of Florida, Inc.
                           3191 Coral Way
                           Suite 805
                           Miami, Florida 33145
                           ATTN: Raul Alarcon, Jr.
                                 President


         with a copy to:   Jason L. Shrinsky, Esq.
                           Kaye, Scholer, Fierman, Hays &
                           Handler, LLP
                           901 15th Street, N.W.
                           Washington, D.C.  20005



         If to Broker:     Raul Alarcon, Sr.
                           1001 Ponce De Leon Blvd
                           Coral Gables, Florida 33134



         with a copy to:







         24. MODIFICATION AND WAIVER. No modification of any provision of this Agreement shall in any event be effective unless the same shall be in writing and then such modification

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shall be effective only in the specific instance and for the purpose for which given.

         25. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Florida, except for the choice of law rules utilized in that State, and the obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the Commission and all other government entities or authorities presently or hereafter to be constituted.

         26. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         27. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the express written approval of the other party hereto, and such approval shall not be unreasonably withheld.

         28. COUNTERPART SIGNATURE. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be effective as of the date first above written.

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         29. ENTIRE AGREEMENT. This Agreement supersedes any prior agreements between the parties and contains all of the terms agreed upon with respect to the subject matter hereof.

         30. NO PARTNERSHIP OR JOINT VENTURE CREATED. Nothing in this Agreement shall be construed to make Licensee and Broker partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.

         31. SEVERABILITY. Subject to the provisions of Paragraph 21, above, in the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

         32. LEGAL EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, personal representatives, successors and assigns, and governed by the laws of the State of Florida.

         33. CERTIFICATION. Licensee certifies that it maintains and will continue to maintain ultimate control over the Stations' facilities, including specifically ultimate control of the Stations' finances, personnel and programming as provided for herein.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date above written.

ATTEST:                                     SPANISH BROADCASTING SYSTEM
                                            OF FLORIDA, INC.


/s/ Jason L. Shrinsky                       By: /s/ Raul Alarcon, Jr.
-------------------------------                ---------------------------------
                                                    Raul Alarcon, Jr., President



ATTEST:                                     RAUL ALARCON, SR.




/s/ Jason L. Shrinsky                        /s/ Raul Alarcon, Sr.
-------------------------------              -----------------------------------

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                                    EXHIBIT A

                         DESCRIPTION OF PROGRAM SERVICE

         Broker will broadcast an entertainment format which may include sports, news, public affair programs, public service announcements, as well as promotions and contests. Programming provided by Broker may include commercial matter (in both program or spot announcement form), in addition to the programming.

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